                                                                   EXHIBIT 99.7

                                December 6, 1999





Mr. Christopher K. Poole
Chairman and Chief Executive Officer
Elite Information Group, Inc.
5100 W. Goldleaf Circle, Suite 100
Los Angeles, CA 90056-1271

Gentlemen:

     Elite Information Group, Inc., a Delaware corporation ("Elite"), and Solution 6 Holdings Limited, a New South Wales, Australia corporation ("Solution 6"), are currently in discussions concerning a possible negotiated transaction between Elite and Solution 6 or one of its affiliates (the "Possible Transaction"). The parties hereto and their advisors are currently negotiating terms of the Possible Transaction and preparing documentation. As a material inducement to Solution 6 to continue to proceed with the Possible Transaction, Elite agrees that until 11:59 p.m., Los Angeles, California time on December 14, 1999 (the "Due Diligence Period"), Elite will not, and will cause its advisors, representatives, agents and advisors and its and their respective affiliates not to, without the prior written consent of Solution 6, enter into any agreement regarding, or negotiate with, solicit, encourage, or furnish information to, or participate in any discussion with, any person, entity or organization in connection with any proposal for a business combination or acquisition or purchase involving any of such persons or entities or the assets or capital stock of Elite, and Elite will immediately terminate any present discussions or negotiations concerning the same.

     Each party understands and agrees that no contract or agreement providing for or with respect to a Possible Transaction shall be deemed to exist unless and until a definitive agreement providing for and containing all material terms and conditions with respect to a Possible Transaction (a "Definitive Agreement") has been executed and delivered, and each party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with a Possible Transaction or any purported agreement or understanding with respect thereto unless and until the parties shall have entered into a Definitive Agreement. The parties also agree that, unless and until a Definitive Agreement between the parties has been executed and delivered, neither party has any legal obligation of any kind whatsoever with respect to any Possible

December 6, 1999
Page 2



Transaction by virtue of this Agreement or as the result of any other written or oral expression, whether before or after the execution of this Agreement, with respect to a Possible Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed letter of intent, memorandum of understanding, term sheet, or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on the part of either party.

     If the foregoing accurately reflects our understanding, please execute this letter in the space provided below and return a copy to the undersigned. This letter shall be construed in accordance with and governed by the laws of the State of Delaware. The terms and provisions of this letter shall be subject to the Confidentiality Agreement, by and between Solution 6 and Elite.


                                                  Very truly yours,

                                                  SOLUTION 6 HOLDINGS LIMITED



                                                  By: /s/ THOMAS A. MONTGOMERY
                                                     --------------------------
                                                        Thomas A. Montgomery,
                                                        Chief Financial Officer


AGREED TO AND ACCEPTED
as of the date first above written:


ELITE INFORMATION GROUP, INC.


By:  /s/ CHRISTOPHER K POOLE
   -----------------------------------------
        Christopher K. Poole,
        Chairman and Chief Executive Officer

December 6, 1999
Page 3



EXCLUSIVITY LETTER1.DOC